EXHIBIT 5.1

Sichenzia Ross Friedman Ference LLP Letterhead

February 3, 2010

Fletcher International Ltd. c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street PO Box HM EX Bermuda Ladies and Gentlemen:

     We have acted as counsel to Raser Technologies, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery by the Company of the Amended and Restated Agreement originally dated as of January 29, 2010 and now dated as of February 3, 2010 (the "Agreement"), by and among the Company, CapStone Investments ("CapStone") and Fletcher International, Ltd. ("Fletcher"). This opinion is given to you pursuant to Section 13(b) of the Agreement. (Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.)

     In so acting, we have examined (i) the Agreement, (ii) Certificate of Rights and Preferences (the "Certificate", (iii) the Warrant (the "Warrant", and together with the Agreement and the Certificate, the "Transaction Documents"), (iv) the Company's Articles of Incorporation, as in effect on the date hereof (the "Articles of Incorporation"), and (v) the Company's Bylaws, as in effect on the date hereof (the "Bylaws"), and we have examined such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth in this opinion letter, we assume the following:

(a)	the legal capacity of each natural person;

(b)	the legal existence of all parties to the transactions referred to in the

Agreement, other than the Company;

     (c) the power and authority of each person other than the Company or person(s) acting on behalf of the Company to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person;

     (d) the authorization, execution and delivery by each person other than the Company or person(s) acting on behalf of the Company of each document executed and delivered or to be executed and delivered by such person;

     (e) the legality, validity, binding effect and enforceability as to each person other than the Company or person(s) acting on behalf of the Company of each document executed and delivered or to be executed or delivered and of each other act done or to be done by such person;

(f)	the transactions referred to in the Agreement have been consummated;

(g)	that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of the opinions set forth in this opinion letter and no undisclosed prior waiver of any right or remedy contained in the Agreement or any of the documents executed by the parties pursuant to or in connection with the Agreement, the Investment Securities and the Certificate of Rights and Preferences (the "Certificate") and that the Articles of Incorporation have been amended by the Certificate, and that the Certificate has been duly filed with the Secretary of State of the State of Delaware;

     (h) the genuineness of each signature (other than the signatures of the officers of the Company), the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy;

     (i) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document encompassed within the due diligence review undertaken by us;

     (j) the accuracy on the date of this letter as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

     (k) that the addressee has acted in good faith, without notice of adverse claims, and has complied with all laws applicable to it that affect the transactions referred to in the Agreement and each document;

     (l) that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the Agreement or any of the Investment Securities, to the extent required;

     (n) that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law for which we are assuming responsibility are published (e.g., reported court decisions and the specialized reporting services of BNA, CCH and Prentice-Hall) or otherwise generally accessible (e.g., LEXIS or WESTLAW)

in each case in a manner generally available (i.e., in terms of access and distribution following publication) to lawyers practicing in our judicial circuit;

     (o) that other agreements related to the transactions referred to in the Agreement and the Investment Securities will be enforced as written;

     (p) that no action, discretionary or otherwise, will be taken by or on behalf of the Company in the future that might result in a violation of law;

     (q) that a supplemental listing application has been filed with, and approved by, the NYSE, and a Prospectus Supplement to the Registration Statement (File No. 333-159649) has been filed pursuant to Rule 424(b)(5) has been filed with the Securities and Exchange Commission, covering the Common Stock and the Investment Securities;

     (r) that, if neither the Registration Statement nor any other registration statement covering the Investment Securities is effective at the time of the issuance of Preferred Stock or the Common Shares issuable upon conversion of the Preferred Stock, then the Preferred Stock or such Common Shares, respectively, will be issued pursuant to a cashless exchange under Section 3(a)(9) of the Securities Act of 1933, as amended;

     (s) that there are no other agreements or understandings among the parties that would modify the terms of the Agreement or any of the Investment Securities or the respective rights or obligations of the parties to the Agreement or holding the Investment Securities; and

     (t) that with respect to the Agreement and the Investment Securities and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress.

     Whenever a statement herein is qualified by "to our knowledge" or similar phrase, it means that, during the course of our representation of the Company for the purposes of this opinion letter, (a) no information that would give those lawyers who participated in the preparation of the letter or lawyers who work on matters for the Company (collectively, the "Opinion Letter Participants") current actual knowledge of the inaccuracy of such statement has come to their attention; (b) we have not undertaken any independent investigation or inquiry to determine the accuracy of such statement; (c) any limited investigation or inquiry otherwise undertaken by the Opinion Letter Participants during the preparation of this opinion letter should not be regarded as such an investigation or inquiry; and (d) no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company. As to certain questions of fact material to this opinion, we have relied upon statements or certificates from the Company or person(s) acting on behalf of the Company.

     We are aware that, apart from the Transaction Documents and the transactions contemplated thereby, the Company is a party to agreements and transactions with Fletcher and/or affiliates of Fletcher. We expressly exclude from this opinion any opinion as to the affect of the Transaction Documents and the transactions contemplated thereby upon those other agreements with Fletcher and/or its affiliates and do not provide any opinion as to whether or not the Transaction Documents or the transactions contemplated thereby are in conflict with or prohibited by such other agreements.

     The validity, binding effect and enforceability of the Agreement, the Certificate and the Investment Securities may be limited or otherwise affected by (a) bankruptcy, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith or the constitutionality and validity of all relevant laws, regulations and agency actions. In addition, certain remedies, waivers and other provisions contained in the Agreement, the Certificate and the Investment Securities might not be enforceable; nevertheless, such unenforceability will not render such agreements invalid as a whole. We express no opinion with respect to the laws of usury or the enforceability of choice of law provisions; any provision in any document purporting to restrict the holder of a security from selling the same at or below any stated price; except as expressly provided below, any exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") or the securities laws of any state; the federal taxation laws or the taxation laws of any state or the characterization, for taxation purposes, of the transactions contemplated by the Agreement, the Certificate or the Investment Securities; the holding period, for purposes of Rule 144 promulgated under the 1933 Act, with regard to any securities issued or delivered in connection with any of the transactions contemplated by the Agreement or the Certificate or the Investment Securities; except as expressly provided below, any compliance with the Rules and requirements of FINRA, any compliance with Rule 312 of the NYSE, the free tradability of any of the Investment Securities or other securities issued or delivered in connection with any of the transactions contemplated by the Agreement, the Certificate or the Investment Securities; or the condition or state of title to any real or personal property or the priority of security interests therein.

     We are counsel admitted to practice in the State of New York and we do not express any opinion with respect to the effect or applicability of the laws of any jurisdiction, other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America. In doing so, we have assumed that the corporate laws of the State of Delaware, which govern the Company, are identical in all material respects to the corporate laws of the State of New York. In making such assumption, we do not intend to imply that the corporate laws of the State of Delaware are identical to the corporate laws of the State of New York.

     In furnishing the opinion regarding the valid existence and good standing of the Company, we have relied solely upon a good standing certificate from the Secretary of State of Delaware dated January 22, 2010.

     Based on the foregoing and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority, and all material governmental licenses, authorizations, consents and approvals that are required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted (as described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2008).

2.	The Company has all requisite power and authority to (i) execute, deliver and perform the Agreement, (ii) to issue, sell and deliver the Investment Securities pursuant to the Agreement, and (iii) to carry out and perform its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

3.	All action on the part of the Company, its directors and its stockholders necessary for the authorization, execution and delivery by the Company of the Transaction Documents and the Investment Securities, and the filing of the Certificate and the consummation by the Company of the transactions contemplated by the Agreement and the Investment Securities has been duly taken. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

4.	After giving effect to the transactions contemplated by the Agreement, and immediately after the Closing, the authorized capital stock of the Company will consist of: an aggregate of 250,000,000 shares of common stock, of which, based solely upon the representation of an officer of the Company, 79,547,375 shares were issued and outstanding immediately prior to the issuance of the Shares, 3,552,783 shares are reserved for issuance upon conversion of issued and outstanding options (inclusive of incentive stock options), 16,225,941 shares are reserved for issuance upon the exercise of issued and outstanding warrants 5,960,119 shares are reserved for issuance upon conversion of convertible bonds and other derivative securities other than in connection with the warrant to be issued to CapStone Investments, and there are 130,000 issued but unvested common shares outstanding. The shares of Common Stock, Preferred Stock and the Warrant to be issued pursuant to the Agreement are, and the Common Shares and Preferred Stock to the issued upon exercise of the Warrant, when issued, will have been, duly authorized and validly issued and fully paid, nonassessable and free of any preemptive or similar rights, and issued in compliance with applicable securities laws and regulations. To our knowledge, except for rights described in Section 4(m) and Schedule 4(HH) of the Agreement with regard to participation rights and anti-dilution rights, and except as disclosed in the Company's current report on Form 10-Q filed in November 2009, or in the Prospectus Supplement registering the Preferred Stock, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire from the Company any capital stock or other securities of the Company, or any other agreements to issue any such securities or rights. The rights, privileges and preferences of the common stock and preferred stock are as stated in the Company's Certificate of Incorporation, including the Certificate.

5.	The Registration Statement filed with the Commission No. 333-159649 which registers the sale of the Common Stock and the Investment Securities to Fletcher is currently effective and has been effectively supplemented by the filing of the Prospectus Supplement on Form 424(b)5, filed with the Commission on or about the date hereof.

6.	The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the Investment Securities pursuant to the Agreement do not (a) conflict with or result in a violation of any provision of law, rule or regulation or any rule or regulation of any Trading Market applicable to the Company or the certificate of incorporation or by-laws or other similar organizational documents of the Company, (b) to our knowledge, conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or creates any rights, other than anti-dilution rights set forth on Schedule 4(hh) of the Agreement, or result in or permit the termination or modification of, any agreement, bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, stock option or similar plan, lease, mortgage, deed of trust or other instrument, order, writ, judgment or decree known to us, to which the Company is a party or by which the Company is bound or to which any of the material properties or assets of the Company is subject, (c) the terms of any lock-up or similar provision of any underwriting or similar agreement to which the Company is a party and of which we have knowledge, or (d) to our knowledge, result in the creation or imposition of any lien, claim or encumbrance on any of the Investment Securities or the material assets or properties of the Company.

7.	To our knowledge, except as set forth in the Agreement or in the Company's SEC filings, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against the Company, or any of its officers, directors or employees (in connection with the discharge of their duties as officers, directors and employees), of the Company, or affecting any of its material properties or assets.

8.	In connection with the valid execution, delivery and performance by the Company of the Agreement, or the offer, sale, issuance or delivery of the Investment Securities or the consummation of the transactions contemplated thereby, no consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, any court, governmental or regulatory authority, or self-regulatory organization, is required, that remains to be obtained or filed by the Company.

9.	The Company is not, and after the consummation of the transactions contemplated by the Agreement shall not be, an Investment Company within the meaning of the Investment Company Act of 1940, as amended.

Nothing in this opinion should be interpreted as expressing any opinion as of any date later than the date of this opinion and we undertake no duty to update the opinions expressed herein, which are qualified in their entirety to the extent that any relevant laws, regulations or agency actions that are the basis for such opinions are determined after the date hereof to be unconstitutional, invalid or otherwise unenforceable.

This opinion is furnished to you solely for your benefit and only in connection with the transactions contemplated by the Transaction Documents. This opinion is not to be used, disclosed, relied upon or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP